Exhibit 99.1

          New Frontier Media Reports Earnings Per Share of 14 Cents
                         for Its 2004 Fourth Quarter

    BOULDER, Colo., May 27 /PRNewswire-FirstCall/ -- New Frontier Media, Inc. (Nasdaq: NOOF), a leader in the electronic distribution of adult entertainment, announced that it reported earnings per fully diluted common share of $0.14 for its fourth quarter ended March 31, 2004. The Company reported net income for the fiscal 2004 fourth quarter of $3.3 million as compared to net income of $0.7 million, or $0.04 of earnings per fully diluted common share, for the quarter a year ago, representing an increase of 371% in net income year-over-year for the quarter. Net revenue for the current year quarter was $11.1 million compared to $9.3 million for the quarter a year ago, representing an increase of 19%.
    The Company reported EBITDA (earnings before interest, taxes, depreciation and non-content related amortization) of $3.7 million for the quarter ended March 31, 2004, as compared to $2.0 million for the quarter ended March 31, 2003, which is determined prior to restructuring charges of $0.3 million related to the Internet Group.
    "Fiscal 2004 was a watershed year for New Frontier Media. We generated excellent results driven by the growth in the VOD market and the growing recognition of the profit opportunity in adult content. We grew revenue, margins, and cash flows this year, while strengthening our balance sheet through the redemption of all of our Class A and B preferred stock," stated Michael Weiner, Chief Executive Officer.
    "As we begin Fiscal 2005, we look forward to increasing our pay-per-view and VOD distribution through recently completed affiliate agreements. Also this year, we will look for new ways to leverage our broadcast and Internet assets while remaining a leader in the distribution of adult content to current and emerging platforms," continued Mr. Weiner.

    Pay TV
    The Company's Pay TV Group reported revenue of $10.4 million for the quarter ended March 31, 2004, as compared to $8.0 million for the quarter ended March 31, 2003, which represents an increase of 30%. Of this, revenue from the Pay TV Group's Cable/DBS/Hotel services increased 59% to $9.7 million for the quarter ended March 31, 2004, from $6.1 million for the quarter ended March 31, 2003. This increase in Cable/DBS/Hotel revenue is primarily related to an increase in the distribution of the Pay TV Group's video-on-demand ("VOD") service to both cable operators and the hospitality industry. The Pay TV Group's VOD service, branded as TEN*On Demand, is now distributed to
10.5 million VOD enabled cable households and 900,000 hotel rooms in the U.S. The Pay TV Group adjusted its deferred revenue calculation by $0.4 million in the fourth quarter, resulting in a decrease in its C-Band revenue. Revenue from the Group's C-Band services, determined without giving effect to the fourth quarter adjustment in revenue, declined 42% to $1.1 million for the quarter ended March 31, 2004, from $1.9 million for the quarter a year ago. This market remains profitable for the Pay TV Group; however, management is monitoring the margins closely as the consumer market continues to migrate away from this platform.
    EBITDA for the Pay TV Group was $4.8 million for the quarter ended
March 31, 2004, as compared to EBITDA of $3.2 million for the quarter ended March 31, 2003, representing an increase of 50%. Gross margin for the Pay TV Group increased to 62% for the quarter ended March 31, 2004, from 57% for the quarter a year ago. Operating expenses declined from 24% of net revenue for the quarter ended March 31, 2003 to 18% for the quarter ended March 21, 2004, as overall operating expenses remained flat at $1.9 million for both quarters ended March 31, 2004 and 2003, respectively.

    Internet Group
    The Company's Internet Group reported net revenue of $0.7 million for the quarter ended March 31 2004, as compared to $1.3 million for the quarter ended March 31, 2003, representing a decrease of 46%. Gross margin for the Internet Group increased to 57% for the current year quarter from 52% for the quarter a year ago. EBITDA for the Internet Group was $0.2 million for both quarters ended March 31, 2004 and 2003, respectively. EBITDA was determined before restructuring charges of $0.3 million for the quarter ended March 31, 2003.

    Corporate Administration Expenses
    Corporate administration expenses were $1.3 million and $1.4 million for the quarters ended March 31, 2004 and 2003, respectively.

    Future Outlook
    The Company is providing the following guidance for its fiscal year ended March 31, 2005:

     *  Revenue of $47 -- $50 million
     *  Net Income of $9.8 million -- $12 million
     *  EPS guidance of $0.41 -- $0.50 per fully diluted share
     * Net Income and EPS guidance calculated utilizing a 30% effective tax rate

    The Company reminds its shareholders that it was not a taxpayer for the year ended March 31, 2004, and that its net income and EPS guidance for the 2005 fiscal year is given utilizing a 30% effective tax rate for the year.

    Conference Call Information
    New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time. The participant phone number for the conference call is (800)-366-7417. To participate in the web cast please log on to www.noof.com and click on Investor Relations and then Webcasts & Events. A replay of the conference call will be available for seven days after 1 p.m. Eastern Time on May 27, 2004 at (800)-405-2236, access code 580644. The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company's corporate web site, www.noof.com, under Investor Relations/News Releases.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. All statements in this release about the future outlook related to New Frontier Media and statements related to increasing our pay-per-view and VOD distribution through recently completed affiliate agreements, new ways to leverage our broadcast and Internet assets while remaining the leader in the distribution of adult content to current and emerging platforms, our earnings guidance and the outcome of any contingencies are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

    ABOUT NEW FRONTIER MEDIA, INC.
    New Frontier Media, Inc. is a leading distributor of adult entertainment via electronic platforms. The Company delivers the most extensive lineup of quality programming over the broadest range of electronic means including cable, satellite, Broadband and video-on-demand.
    The Erotic Networks(TM), the umbrella brand for the Company's subscription and pay television subsidiary, provides pay-per-view, video-on-demand, and subscription TV networks and services to over 62 million cable, DBS (direct broadcast satellite) and C-band households throughout North America. The Erotic Networks(TM) include Pleasure(TM), TEN(TM), TEN*Clips(TM), TEN*Xtsy(TM), TEN*Blue(TM), TEN*Blox(TM), TEN*Max(TM) and TEN*On Demand(TM). These networks and services represent the widest variety of editing standards available and are programmed without duplication to offer the most extensive selection of adult network programming under a single corporate umbrella.
    For more information about New Frontier Media, Inc. contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.



     Consolidated Operating Results
     (in '000's except per share amounts)

                                               Quarter          Twelve Months
                                                Ended               Ended
                                               March 31,           March 31,
                                             2004     2003    2004      2003

     Revenue                               $11,099  $9,280  $42,878   $36,747

     Cost of Sales                          (4,288) (4,056) (16,696)  (18,197)

     Gross Profit                            6,811   5,224   26,182    18,550

     Operating Expenses                     (3,496) (4,314) (14,466)  (23,543)

     Operating Income (Loss)                 3,315     910   11,716    (4,993)

     Other Expense                              19    (193)    (796)   (1,631)

     Net Income (Loss) Before Taxes         $3,334    $717  $10,920   ($6,624)

     Provision for income taxes                 (5)     (5)      (7)   (5,271)

     Net Income (Loss)                      $3,329    $712  $10,913  ($11,895)

     Basic Income (Loss) Per Share           $0.15   $0.04    $0.53    ($0.56)

     Diluted Income (Loss) Per Share         $0.14   $0.04    $0.50    ($0.56)

     Basic shares outstanding               21,872  20,854   20,522    21,319

     Diluted shares outstanding             23,529  21,373   21,892    21,319


     Reconciliation of Net Income (Loss) to
      EBITDA as reported

                                               Quarter          Twelve Months
                                                Ended               Ended
                                               March 31,           March 31,
                                             2004     2003    2004      2003

     Net Income (Loss)                      $3,329    $712  $10,913  ($11,895)

    Adjustments:
               Dep'n and Amort.(1)             334     744    1,936     3,469
               Interest Expense                 70     261    1,157     1,633
               Interest Income                 (19)    (10)     (50)      (62)
               Income Taxes                      5       5        7     5,271
               Loss on non-cash write off        0       0        0       118
               Restructuring/Impair.             0     303        0     4,571

     EBITDA as reported                     $3,719  $2,015  $13,963    $3,105

     (1) Amortization excludes amortization of content licenses

         The Condensed Statement of Operations should be read in conjunction with the Company's Form 10Q, 10-K and other filings with the Securities and Exchange Commission.
         To obtain a copy please contact New Frontier Media, Inc.



     Consolidated Balance Sheet
      (in 000s)
                                                   March 31          March 31,
                                                     2004              2003
    CURRENT ASSETS:
            Cash and cash equivalents              $15,352            $4,264
            Accounts receivable, net                 6,872             5,680
            Investments                              1,478                 0
            Prepaid expenses                           497               610
            Other                                      236               452

                    TOTAL CURRENT ASSETS            24,435            11,006

    FURNITURE AND EQUIPMENT, net                     3,727             3,951

    OTHER ASSETS:
            Prepaid distribution rights,
             net                                    11,627            11,520
            Goodwill                                 3,743             3,743
            Other identifiable intangible
             assets, net                               356             1,124
            Deposits                                   156               567
            Investments                                100                 0
            Other                                      618             3,114

                    TOTAL OTHER ASSETS              16,600            20,068

    TOTAL ASSETS                                   $44,762           $35,025

    CURRENT LIABILITIES:
            Accounts payable                        $1,767            $2,606
            Current portion of capital
             lease obligations                         356               996
            Deferred revenue                         1,304             2,223
            Accrued restructuring expense            1,026             1,304
            Note Payable                               653                 0
            Accrued Compensation                       952               478
            Accrued Liabilities                      1,259               747

                   TOTAL CURRENT LIABILITIES         7,317             8,354

    LONG TERM LIABILITIES:
            Obligations under capital
             lease, net of  current portion            154               465
            Note Payable, net of current
             portion                                   275                 0
            Redeemable preferred stock                   0             3,750

                 TOTAL LONG-TERM LIABILITIES           429             4,215


                           TOTAL LIABILITIES         7,746            12,569

     COMMITMENTS AND CONTINGENCIES

     SHAREHOLDERS' EQUITY
            Common stock                                 2                 2
            Additional paid-in capital              49,590            45,943
            Accumulated deficit                    (12,576)          (23,489)

                TOTAL SHAREHOLDERS' EQUITY          37,016            22,456

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $44,762           $35,025



SOURCE  New Frontier Media, Inc.
    -0-                             05/27/2004
    /CONTACT: Karyn L. Miller, Chief Financial Officer of New Frontier Media, Inc., +1-303-444-0900 ext. 102, kmiller@noof.com/
    /Web site:  http://www.noof.com /
    (NOOF)

CO:  New Frontier Media, Inc.
ST:  Colorado
IN:  ENT TVN FLM CPR MLM ITE ECM
SU:  ERN CCA ERP